Exhibit 99.1

FOR IMMEDIATE RELEASE:	NEWS

November 14, 2003	AMEX-TPY

TIPPERARY CORPORATION ANNOUNCES THIRD QUARTER AND

NINE-MONTH RESULTS

DENVER, COLORADO — Tipperary Corporation (AMEX-TPY), an independent oil and gas company, today announced results for the third quarter and nine-month period ended September 30, 2003.

Third quarter revenues increased 57% to $1,714,000 versus $1,092,000 in the comparable period a year ago. The improvement is attributable primarily to increased gas sales and an increase in the average sales price received from the Company’s Comet Ridge coalseam gas project in Queensland, Australia.

The Company incurred a third quarter net loss of $8,804,000, or 22 cents per share, versus a net loss of $1,626,000, or 4 cents per share, in the third quarter last year. The increased net loss is primarily due to a $5,069,000 write off of deferred financing costs associated with the retirement of $22,000,000 in long-term debt. During the third quarter, Tipperary announced it had obtained $29,300,000 in funding to fully repay $22,000,000 in long-term debt owed to TCW Asset Management Company, and to repurchase TCW’s 6% overriding royalty on Tipperary’s Comet Ridge properties in Queensland. The Company’s quarterly net loss also was impacted by higher interest expense and operating costs, and a $1,053,000 foreign exchange loss. The August 15, 2003, replacement of U.S.-dollar debt with Australian-dollar debt will substantially reduce future gains or losses due to fluctuations in foreign currency exchange rates.

Through nine months, revenues increased 29% to $4,764,000 versus $3,696,000 in the same period last year. Net loss was $13,145,000, or 34 cents per share, compared with a net loss of $4,146,000, or 11 cents per share, during the nine-month period last year. The increased net loss is primarily attributable to the previously mentioned third quarter items, as well as a $2,221,000 second quarter write-down of domestic oil and gas properties.

Total gas sold during the third quarter was 1,149,000 Mcf, a 17% increase compared with 984,000 Mcf sold in the third quarter a year ago. Gas sales in Australia were 1,149,000 Mcf generating revenue of $1,710,000 compared with gas sales of 1,002,000 Mcf and revenue of $1,227,000 in last year’s third quarter.

Through nine months, gas sales volumes increased 24% to 3,332,000 Mcf compared with 2,684,000 Mcf in the prior year. In Australia, gas sales were 3,330,000 Mcf generating revenue of $4,753,000 compared with gas sales of 2,616,000 Mcf and revenue of $3,147,000 during the same period a year ago.

David Bradshaw, Tipperary CEO, said, “We continue to make significant progress in Australia and are encouraged by the additional production and corresponding revenue growth the Comet Ridge project generated during the third quarter. The retirement of the TCW loan and repurchase of their royalty was an important step in our efforts to reduce financing costs and secure funding for further development of our Australian assets. We are now in formal discussions with a group of Australia-based banks interested in providing senior debt financing.”

Tipperary Corporation is an independent energy company focused primarily on exploration for, and production of, coalseam and conventional natural gas. Headquartered in Denver, Colorado, Tipperary has producing operations in Queensland, Australia. Together with its affiliates, Tipperary holds a 73 percent interest in southeastern Queensland’s Comet Ridge coalseam gas project and holds other exploration permits in Queensland totaling approximately 390,000 acres. Domestically, Tipperary holds interests in several exploration projects in Colorado and Nebraska covering approximately 525,000 acres.

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Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as “may,” “will,” “expect,” “anticipate,” “estimate” “continue,” or comparable words. In addition, all statements other than statements of historical facts that address activities that Tipperary expects or anticipates will or may occur in the future, including estimates of unproved oil and gas reserves and values, are forward-looking statements. Readers are encouraged to read the SEC reports of Tipperary, particularly its Annual Report on Form 10-KSB for the Year Ended December 31, 2002, for meaningful cautionary language disclosing why actual results may vary materially from those anticipated by management.

FINANCIAL RECAP	Three Months Ended		Nine Months Ended
	September 30, 2003	September 30, 2002	September 30, 2003	September 30, 2002
Revenue	$1,714,000	$1,092,000	$4,764,000	$3,696,000
Net loss	$(8,804,000)	$(1,626,000)	$(13,145,000)	$(4,146,000)
Net loss per share per common share– basic and diluted	$(.22)	$(.04)	$(.34)	$(.11)
Weighted average shares outstanding– basic and diluted	39,221,000	39,221,000	39,221,000	39,090,000

OPERATING DATA
	Three Months Ended		Nine Months Ended
	September 30, 2003	September 30, 2002	September 30, 2003	September 30, 2002
Australia
Net gas production (Mcf)	1,149,000	1,002,000	3,330,000	2,616,000
Avg. gas price per Mcf (US$)	$1.49	$1.22	$1.43	$1.20

United States
Net oil production (barrels)	—	(2,900)	—	11,000
Net gas production (Mcf)	1,000	(18,000)	2,000	68,000
Avg. oil price per barrel	$ N/A	$26.21	$ N/A	$19.11
Avg. gas price per Mcf	$4.08	$3.28	$3.99	$3.11

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CONTACTS
Tipperary Corporation	Pfeiffer High Public Relations, Inc.
Joseph B. Feiten, CFO	Geoff High
303/293-9379	303/393-7044
www.tipperarycorp.com	www.pfeifferhigh.com